Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MSP RECOVERY, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

MSP Recovery, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.
On August 31, 2023, a resolution was duly adopted by the Board of Directors (the “Board”) of the Company, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the amendment to Article NINTH (the “Officer Exculpation Charter Amendment”) to the Second Amended and Restated Certificate of Incorporation of the Company, as previously amended (the “Charter”), as set forth below, and declaring said Officer Exculpation Charter Amendment to be advisable.
2.
On September 5, 2023, stockholders holding at least a majority of the Company’s outstanding voting capital stock, including the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and Class V common stock, par value $0.0001 per share (the “Class V Common Stock,”) approved the amendment to Article FOURTH (the “Reverse Split Charter Amendment”) of the Charter, as set forth below, by written consent.
3.
On September 27, 2023, a resolution was duly adopted by the Board, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the Reverse Split Charter Amendment to the Charter, and declaring said Reverse Split Charter Amendment to be advisable. The Reverse Split Charter Amendment and the Officer Exculpation Charter Amendment are collectively referred to herein as the “Charter Amendments.”
4.
The Charter Amendments are as follows:

A new paragraph (6) will be added to Article FOURTH Section A. of the Charter as follows:

(6) Reverse Stock Split. Upon the filing and effectiveness of this Certificate of Amendment (the “Effective Time”), each 25 shares of then outstanding Class A Common Stock and each 25 shares of then outstanding Class V Common Stock (together with the Class A Common Stock, the “Old Common Stock”) shall automatically, without any action on the part of the holders thereof or the Corporation, be combined into one (1) validly issued, fully paid, and non-assessable share of Class A Common Stock (the “New Class A Common Stock”) or one (1) validly issued, fully paid, and non-assessable share of Class V Common Stock (together with the New Class A Common Stock, the “New Common Stock”), as applicable (the “Reverse Stock Split”). No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share due to holding a number of shares not evenly divisible by the exchange ratio within the specified range will have the number of new shares to which they are entitled rounded up to the nearest whole number of shares. No stockholders will receive cash in lieu of fractional shares. Each certificate that immediately prior to the Effective Time represented shares of Old Common Stock (“Old Certificates”), shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by the Old Certificate shall have been combined pursuant to the Reverse Stock Split (plus, in the case of a holder otherwise entitled to a fractional share of New Common Stock, the additional shares due to rounding up to the nearest whole number of shares).

Paragraph (a) of Article NINTH of the Charter is amended to read in its entirety as follows:

(a) Limited Liability of Directors and Officers. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director or officer of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as the case may be. If the DGCL, or any other law of the State of Delaware, is amended hereafter to permit the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, without further action by the Corporation. Any amendment or repeal of this Article NINTH, or adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article NINTH, shall not reduce, eliminate, or adversely affect any right or protection of a director or officer of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or appeal.

5. The Charter Amendments were duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

6. The Charter Amendments will become effective without further action immediately on October 12, 2023 at 11:59 p.m. EDT.

IN WITNESS WHEREOF, the Company has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its this 5th day of October, 2023.

MSP Recovery, Inc.

By: __________________________

Name: John H. Ruiz

Title: Chief Executive Officer

Chairman of the Board